Exhibit 10.47
AMENDMENT NO. 1 TO LEASE
     This Amendment No. 1 To Lease (this “Amendment”) is dated as of this 24th day of January, 2002, by and between Mathilda Associates II LLC, a California limited liability company (“Landlord”), and Juniper Networks, Inc., a Delaware corporation (“Tenant”).
Recitals
     A. Landlord and Tenant entered into that certain Lease Agreement dated August 15, 2000 (the “Lease”) for premises located in the City of Sunnyvale, County of Santa Clara, State of California, commonly known as 1220 Mathilda Avenue, comprised of 158,075 rentable square feet of floor area (the “Leased Premises”). Capitalized terms used in this Amendment and not otherwise defined shall have the meanings assigned to them in the Lease.
     B. Landlord and Tenant acknowledge and agree that Landlord will be able to achieve Substantial Completion of the Tenant Improvements (as defined in the Work Letter), and will be able to deliver possession of the Leased Premises to Tenant, in the condition required by the Lease, by no later than May 1, 2002, in which event the Lease Commencement Date would be June 1, 2002.
     C. Notwithstanding the foregoing, Tenant has requested that Landlord delay Substantial Completion of the Tenant Improvements and delay delivery of possession of the Leased Premises until September 3, 2002; and Landlord is willing to do so provided that the Lease Commencement Date not be delayed and otherwise on the terms and conditions set forth herein.
     D. Landlord and Tenant now desire to amend the Lease according to the terms and conditions set forth herein.
Agreement
      Now Therefore, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant hereby agree as follows:
     1. Recitals. The foregoing Recitals are hereby incorporated into this Amendment.
     2. Intended Delivery Date. The term “Intended Delivery Date” which is defined as “May 1, 2002” in Article 1 of the Lease, is hereby redefined to be “September 3, 2002.”
     3. Rentable Square Footage of Leased Premises. Landlord and Tenant hereby agree that the rentable square footage of Leased Premises is 158,075.
     4. Lease Commencement Date. Section 2.3 of the Lease is hereby amended in its entirety to read as follows:
     “2.3 Lease Commencement Date And Lease Term. The term of this Lease shall begin, and the Lease Commencement Date shall be deemed to have occurred, on June 1,

2002. The term of this Lease shall in all events end on the Lease Expiration Date (as set forth in Article 1). The Lease Term shall be that period of time commencing on the Lease Commencement Date and ending on the Lease Expiration Date (the “Lease Term”).”
     5. Performance Of Tenant Improvements; Acceptance Of Possession. Section 2.5 of the Lease is hereby amended in its entirety to read as follows:
“Landlord shall, pursuant to the work letter attached to and made a part of this Lease (the “Work Letter”), perform the work and make the installations in the Leased Premises substantially as set forth in the Work Letter (such work and installations hereinafter referred to as the “Tenant Improvements”). It is agreed that by occupying the Leased Premises, Tenant formally accepts same and acknowledges that the Leased Premises are in the condition called for hereunder, subject to reasonable punchlist items and latent defects specified by Tenant to Landlord in writing within ten (10) days of such occupancy.”
     6. Cost Of Building Core. Landlord, at Tenant’s request, has performed construction work on the Building core and has charged the cost thereof against the Tenant Improvement Allowance. The work and cost detail has previously been provided to and approved by Tenant.
     7. Surrender Of Possession. The first sentence of Section 2.6 of the Lease is hereby amended in its entirety to read as follows:
“Immediately prior to the expiration or upon the sooner termination of this Lease, Tenant shall remove all of Tenant’s signs from the exterior of the Building and shall remove all of Tenant’s equipment, trade fixtures, furniture, supplies, wall decorations and other personal property from within the Leased Premises, the Building and the Outside Areas, and shall vacate and surrender the Leased Premises, the Building, the Outside Areas and the Property to Landlord in the same condition, broom clean, as existed at the Delivery Date, damage by casualty or condemnation (which events shall be governed by Articles 10 and 11) and reasonable wear and tear excepted.”
     8. Landlord’s Duty To Restore. The second sentence of Section 10.1 of the Lease is hereby amended in its entirety to read as follows:
“If this Lease is not so terminated, then upon the issuance of all necessary governmental permits, Landlord shall commence and diligently prosecute to completion the restoration of the Leased Premises, the Building or the Outside Area, as the case may be, to the extent then allowed by law, to substantially the same condition in which it existed as of the Delivery Date.”
     9. Condition Precedent To Lease Amendment. Landlord’s obligations hereunder are subject to the receipt by Landlord, no later than fifteen (15) business days after the date hereof, of the Lender’s Consent, as hereinafter defined. Landlord hereby agrees to use diligent efforts to obtain the Lender’s Consent by such date; however, if Landlord does not receive the

Lender’s Consent by such date, this Amendment shall, at Landlord’s option, thereupon be deemed terminated and of no further force or effect, and neither party shall have any further rights, obligations, or liabilities hereunder. As used herein, the term “Lender’s Consent” means a written consent to this Amendment in form reasonably satisfactory to Landlord, executed by the holder of the promissory note secured by that certain Deed of Trust (encumbering the fee interest in the real property of which the Leased Premises are a part) recorded on December 29, 2000 in the Official Records of Santa Clara County, California, at Series No. 15512549.
     10. Ratification. The Lease, as amended by this Amendment, is hereby ratified by Landlord and Tenant and Landlord and Tenant hereby agree that the Lease, as so amended, shall continue in full force and effect.
     11. Miscellaneous.
          (a) Voluntary Agreement. The parties have read this Amendment and on the advice of counsel they have freely and voluntarily entered into this Amendment.
          (b) Attorney’s Fees. If either party commences an action against the other party arising out of or in connection with this Amendment, the prevailing party shall be entitled to recover from the losing party reasonable attorney’s fees and costs of suit.
          (c) Successors. This Amendment shall be binding on and inure to the benefit of the parties and their successors.
          (d) Counterparts. This Amendment may be signed in two or more counterparts. When at least one such counterpart has been signed by each party, this Amendment shall be deemed to have been fully executed, each counterpart shall be deemed to be an original, and all counterparts shall be deemed to be one and the same agreement.
     In Witness Whereof, Landlord and Tenant have executed this Amendment as of the date first written above.

Tenant:

Juniper Networks, Inc., a Delaware corporation

By: Title:	/s/ [ILLEGIBLE] VP General Counsel & Secretary

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Landlord:

Mathilda Associates II LLC, a California limited liability company

By:	Menlo Equities LLC, a California limited liability company, Manager

	By:	Diamant Investments LLC, a Delaware limited liability company, Member

		By:	/s/ Richard J. Holmstrom

Richard J. Holmstrom, Manager